SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 10th day of May, 2017 (the “Second Amendment Execution Date”), by and between BMR-3200 WALNUT STREET LLC, a Delaware limited liability company (“Landlord”), and ARRAY BIOPHARMA INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of July 7, 2006, as amended by that certain First Amendment to and Partial Termination of Lease dated as of June 1, 2015 (the “First Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 1865 33rd Street, 1885 33rd Street and 3200 Walnut Street in Boulder, Colorado;
B.WHEREAS, Landlord has completed a re-measurement of the Property, and Landlord and Tenant desire to memorialize such re-measurement and the resulting changes to the terms, conditions and provisions of the Existing Lease;
C.WHEREAS, Tenant has requested that Landlord extend the Additional TI Deadline (as defined in the First Amendment) and Landlord is willing to extend the Additional TI Deadline, subject to the terms, conditions and provisions of this Amendment; and
D.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Rentable Area. Effective as of the Second Amendment Execution Date, the Rentable Area of the Premises shall be approximately one hundred twenty-six thousand five hundred thirty-five (126,535) square feet, subject to adjustment pursuant to the terms of the Lease.
3.Basic Annual Rent. Effective as of the Second Amendment Execution Date, Basic Annual Rent payable for the Premises shall be equal to Three Million Five Hundred Fifty-Four Thousand Three Hundred Sixty-Eight and 15/100 Dollars ($3,554,368.15) (based upon Twenty-Eight and 09/100 Dollars ($28.09) per square foot of Rentable Area), subject to continued upward adjustment in accordance with Section 3(a) of the First Amendment.
4.Basic Monthly Rent. Effective as of the Second Amendment Execution Date, Basic Monthly Rent payable for the Premises shall be equal to Two Hundred Ninety-Six Thousand One Hundred Ninety-Seven and 35/100 Dollars ($296,197.35), subject to continued upward adjustment in accordance with Section 3(a) of the First Amendment.
5.Tenant’s Pro Rata Share. Effective as of the Second Amendment Execution Date, Tenant’s Pro Rata share shall be equal to 85.75%.
6.Additional TI Deadline. The second to last grammatical sentence of Section 3(e) of the First Amendment is hereby amended by replacing the term “the date that is twenty-four (24) months following the Extension Term Commencement Date” with the term “December 31, 2017,” such that the Additional TI Deadline under the First Amendment shall be December 31, 2017.
7.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, and their respective employees, agents, contractors and lenders, for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
8.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
9.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:
Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301

10.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
11.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
12.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
13.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
14.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
BMR-3200 WALNUT STREET LLC,
a Delaware limited liability company

By:
Name:    Marie Lewis
Title:    Vice President, Legal

TENANT:
ARRAY BIOPHARMA INC.,
a Delaware corporation

By:
Name:    John Moore
Title:    General Counsel

BioMed Realty form dated 3/27/15